EXHIBIT NUMBER 11

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

The following table shows the computation of the basic and diluted earnings per share for the nine months ended September 30 (dollars in thousands, except per share amounts):

                                         Net income           Weighted average         Earnings per share
                                                              number of shares
          9/30/01

Earnings per share, basic                       $5,263                  7,466,776                      $0.70

Effect of stock options-net                                               124,903
                                                                          -------

Earnings per share, diluted                     $5,263                  7,591,679                      $0.69

          9/30/00

Earnings per share, basic                       $5,056                  7,443,036                      $0.68

Effect of stock options-net                                               264,926
                                                                          -------

Earnings per share, diluted                     $5,056                  7,707,962                      $0.66





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